SCHEDULE 14C (RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

Check the appropriate box:

[ ]	Preliminary information statement	[ ]	Confidential, for use of the Commission
only (as permitted by Rule 14c-5(d) (2)).
X	Definitive information statement

Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

X	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange

Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

OPTIMUM FUND TRUST

OPTIMUM INTERNATIONAL FUND

     2005 Market Street Philadelphia, PA 19103-7094

INFORMATION STATEMENT

     Important Notice Regarding the Availability of this Information Statement:

The Information Statement is available at www.optimummutualfunds.com

We are not asking you for a proxy and you are requested not to send us a proxy.

     This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Optimum Fund Trust (the “Trust”) to inform shareholders of the Optimum International Fund (the “Fund”) about a recent change related to the Fund’s sub-advisory arrangements. The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).

     This Information Statement is being mailed on or about March 6, 2009 to shareholders of record of the Fund as of February 20, 2009.

INTRODUCTION

     The Manager is the investment manager to each series of the Trust, including the Fund. The Manager employs a “manager of managers” arrangement in managing the assets of the Trust. This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisers unaffiliated with the Trust or the Manager (“unaffiliated sub-advisers”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisers, without shareholder approval. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment adviser or sub-adviser of the fund. In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain Delaware Investments® affiliates requested and received an exemptive order from the SEC on November 7, 2006 (the “SEC Order”). The SEC Order exempts the Manager, the Trust and other Delaware Investments affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisers and approve new sub-advisory agreements on behalf of the Trust without shareholder approval. The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.

     Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), at a Board meeting held on December 9, 2008 (the “Meeting”), approved a sub-advisory agreement (the “Sub-advisory Agreement”) between the Manager and BlackRock Advisors, LLC (“BlackRock”), under which BlackRock would serve as a sub-adviser to the Fund, replacing AllianceBernstein LP (“Alliance”).

1

     The sub-advisory agreement between Alliance and the Manager, on behalf of the Fund, was terminated on December 19, 2008. The decision to terminate the sub-advisory agreement was based upon certain factors, including but not limited to the Manager’s opinion that: (i) recent deterioration in Alliance’s investment performance for the Fund necessitated action and (ii) a new sub-adviser with a different international investment strategy would be a better complement to the existing strategy of the Fund’s other sub-adviser, Mondrian Investment Partners Limited (“Mondrian”).

     The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-adviser, the affected fund will notify the shareholders of the fund of the changes. This Information Statement provides such notice of the changes and presents details regarding BlackRock and the Sub-advisory Agreement.

THE INVESTMENT MANAGER

     The Manager is located at 2005 Market Street, Philadelphia, Pennsylvania 19103-7094, and is a series of Delaware Management Business Trust, which is a subsidiary of Delaware Management Holdings, Inc. (“DMHI”), which in turn is a subsidiary, and subject to the ultimate control, of Lincoln National Corporation (“LNC”). The Manager is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

     The Manager provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated July 17, 2003 between the Trust and the Manager (the “Management Agreement”). The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund. In so doing, the Manager may hire one or more sub-advisers to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment adviser, as a consultant to assist with this process.

     Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment sub-advisers, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional sub-advisers, and to monitor the sub-advisers’ compliance with the Fund’s investment objective, policies and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors or employees of the Manager or its affiliates.

     For these services, the Fund pays the Manager a fee calculated at an annual rate of: 0.8750% of average daily net assets up to $50 million; 0.8000% of average daily net assets from $50 to 100 million; 0.7800% of average daily net assets from $100 to 300 million; 0.7650% of average daily net assets from $300 to 400 million; and 0.7300% of average daily net assets over $400 million. The Manager has contracted to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations)

2

exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Manager received advisory fees of $2,413,512 from the Fund for the fiscal year ended March 31, 2008.

     The key executives and each trustee of the Manager and their principal occupations are: Patrick P. Coyne, Trustee and President; See Yeng Quek, Trustee and Executive Vice President/Managing Director/Chief Investment Officer, Fixed Income; David P. O’Connor, Trustee and Senior Vice President/Strategic Investment Relationships and Initiatives/General Counsel; Michael J. Hogan, Executive Vice President/Head of Equity Investments; and Philip N. Russo, Executive Vice President/Chief Administrative Officer. The address of each person listed is 2005 Market Street, Philadelphia, Pennsylvania 19103-7094.

THE SUB-ADVISER

     BlackRock is a Delaware limited liability company with principal offices at 100 Bellevue Parkway, Wilmington, DE 19809. BlackRock has provided investment advisory services since 1994 and currently manages assets across equity, fixed income, real estate, liquidity, alternatives, and asset allocation/balanced strategies for institutional and retail clients. As of December 31, 2008, BlackRock managed approximately $1.31 trillion in assets. BlackRock is registered as an investment adviser under the Advisers Act. The Sub-advisory Agreement between BlackRock and the Manager is dated December 10, 2008.

     BlackRock was approved by the Board to serve as a sub-adviser to the Fund at the Meeting. BlackRock is not affiliated with the Manager, and BlackRock discharges its responsibilities subject to the oversight and supervision of the Manager. BlackRock is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of Alliance by BlackRock and the implementation of the Sub-advisory Agreement. The fees paid by the Manager to BlackRock depend upon the fee rates negotiated by the Manager and on the percentage of the Fund’s assets allocated to BlackRock by the Manager. In accordance with procedures adopted by the Board, BlackRock may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

     BlackRock serves as an investment adviser to the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective:

Annual Advisory Fee Rate
	Assets as of	(as a percentage of
Fund	December 31, 2008	average daily net assets)

On the first $1 billion = 1.00%
BlackRock International		On the next $1 billion = 0.95%
Opportunities Portfolio	$935.6 million	On the next $1 billion = 0.90%
Over $3 billion = 0.85%

     The names and principal occupations of the principal executive officers of BlackRock and the BlackRock portfolio managers primarily responsible for this Fund are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with BlackRock, is 100 Bellevue Parkway, Wilmington, DE 19809:

Name Scott Amero	Position Vice Chairman

3

Paul  Audet

Thomas P. Callan, CFA

Michael D. Carey, CFA

Robert P. Connolly

Robert Doll

Robert Fairbairn

Laurence D. Fink

Bennett Golub

Charles Hallac

Robert S. Kapito

Richard Kushel

Barbara Novick

Ann Marie Petach

Susan Wagner

Vice Chairman

Fund Portfolio Manager & Managing Director

Fund Portfolio Manager & Managing Director

General Counsel, Managing Director & Secretary

Vice Chairman

Vice Chairman

Chief Executive Officer & Director

Vice Chairman

Vice Chairman

President & Director

Vice Chairman

Vice Chairman

Chief Financial Officer & Managing Director

Vice Chairman & Chief Operating Officer

THE SUB-ADVISORY AGREEMENT

     The Sub-advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the Sub-advisory Agreement for an initial term of two years. Thereafter, continuance of the Sub-advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

     The terms of the Sub-advisory Agreement, other than the rate of compensation paid by the Manager to BlackRock, are substantively similar to the sub-advisory agreement between the Manager and Alliance, the Fund’s prior sub-adviser.

     The Sub-advisory Agreement provides that BlackRock, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio. BlackRock, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets. BlackRock also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

     The Sub-advisory Agreement provides for BlackRock to be compensated based on the average daily net assets of the Fund allocated to BlackRock. BlackRock is compensated from the fees that the Manager receives from the Fund. BlackRock generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

     The Sub-advisory Agreement may be terminated without the payment of any penalty, by: (i) the Manager or the Trust at any time on written notice to BlackRock, or (ii) BlackRock, on not less than sixty (60) days’ written notice to the Manager and the Trust.

4

     THE MANAGER’S RECOMMENDATION AND THE BOARD OF TRUSTEES’ CONSIDERATIONS

     The Manager recommended the approval of the Sub-advisory Agreement among the Trust, the Manager and BlackRock. The Board considered and reviewed information about BlackRock, including its personnel, operations and financial condition, which had been provided by BlackRock. The Board also reviewed material furnished by the Manager (with the assistance of its consultant, LPL), including: a memorandum from the Manager reviewing the Sub-advisory Agreement and the various services proposed to be rendered by BlackRock; research and analysis concerning the Manager’s proposal of BlackRock; information concerning BlackRock’s organizational structure and the experience of its investment management personnel; a “due diligence” report describing various material items in relation to BlackRock’s personnel, organization and policies; copies of BlackRock’s compliance policies and procedures and its Code of Ethics; a description of BlackRock’s proposed sub-advisory fees under the Sub-advisory Agreement; and a copy of the Sub-advisory Agreement.

     In considering such information and materials, the Independent Trustees received assistance from and met separately with independent counsel. The materials prepared by the Manager specifically in connection with the approval of the Sub-advisory Agreement were sent to the Independent Trustees in advance of the meeting. While attention was given to all information furnished, the following discusses under separate headings the primary factors taken into account by the Board in its contract approval considerations.

     Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by BlackRock, the Board specifically considered that the Sub-advisory Agreement contains substantially similar provisions to those in the sub-advisory agreement for Alliance, the Fund’s prior sub-adviser. The Board reviewed materials provided by BlackRock regarding the experience and qualifications of personnel who will be responsible for managing BlackRock’s segment of the Fund, and placed weight on the performance of BlackRock in managing an account with a comparable mandate to the Fund. The Board also considered the compatibility of BlackRock’s investment policy and methodology with those of Mondrian, the Fund’s other sub-adviser. Based upon these considerations, the Board determined that the nature, extent and quality of the services to be provided by BlackRock under the Sub-advisory Agreement were satisfactory.

     Investment Performance. The Board reviewed information on the performance over various time periods of the other account which BlackRock managed in a similar investment mandate to the Fund. The Board also reviewed an analysis showing the projected composite investment performance for the Fund that would have resulted from combining the performance of this existing BlackRock account with Mondrian’s performance on the Fund over various time periods measured in several different ways. In respect to such analysis, the Board noted that BlackRock’s investment style seemed to be a good complement to that followed by Mondrian. The Board believed such information and analysis evidenced the benefits to the Fund and high quality of portfolio management services expected to be provided by BlackRock under the Sub-advisory Agreement.

     Sub-advisory Fee; Profitability; and Economies of Scale. The Board noted that the fees to be paid to BlackRock under the Sub-advisory Agreement were lower than those charged by Alliance. The Board also noted that the fees to be charged by BlackRock were less than those charged by BlackRock to other accounts having similar investment mandates. The Board was informed that BlackRock may receive certain fall-out benefits in connection with its relationship with the Fund, such as soft-dollar arrangements. The Board also noted that the management fee paid by the Fund to the Manager would stay the same, and that the Manager’s profitability would be slightly increased based on the fees paid by the Manager under the Sub-advisory Agreement. Information about BlackRock’s estimated profitability

5

from its relationship with the Fund was not available because it had not begun to provide services to the Fund. The Board also noted that economies of scale are shared with the Fund and its shareholders through the Manager’s investment management fee breakpoints, so that as the Fund grows in size its effective management fee rate declines. Based upon its review and consideration of the foregoing information, the Board believed that the fees to be charged by BlackRock under the Sub-advisory Agreement were fair and reasonable in relation to the services being provided.

GENERAL INFORMATION

Distributor

     The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust’s shares under a Distribution Agreement dated July 17, 2003. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A, Class B, and Class C shares under their respective Rule 12b-1 Plans. The Distributor is a subsidiary of DMHI, and, therefore, of LNC. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator and Fund Accountant

     Delaware Service Company, Inc. (“DSC”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust’s shareholder servicing, dividend disbursing and transfer agent. DSC provides fund accounting and financial administration oversight services to the Fund. Those services include overseeing the Fund’s pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data. DSC is an affiliate of the Manager, and is a subsidiary of DMHI and, therefore, of LNC.

     The Bank of New York Mellon, One Wall Street, New York, NY 10286-0001, provides fund accounting and financial administration services to the Fund. Those services include performing functions related to calculating the Fund’s net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers

     The Fund did not make any payments to an affiliated broker for the fiscal year ended March 31, 2008.

Record of Beneficial Ownership

     As of February 20, 2009, the Fund believes that there were no accounts holding 5% or more of the outstanding shares of any Class of the Fund. As of February 20, 2009, the Fund’s officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund.

6

Householding

     Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information

     Shareholders can obtain a copy of the Trust’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by contacting their participating securities dealer or other financial intermediary, or if a shareholder owns Trust shares directly through the Trust's service agent, by calling toll free at 800-914-0278.

7